EXHIBIT 99.1


PRESS RELEASE



                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                        CORPORATE GOVERNANCE INITIATIVES


      October 16, 2003, Colchester, Illinois. The Board of Directors of First Federal Bancshares, Inc. (Nasdaq: FFBI) today announced that it has unanimously approved new Corporate Governance Guidelines and a Code of Ethics and Business Conduct. Additionally, the Board reconstituted its Nomination and Governance Committee and adopted a new charter for the committee. The Nomination and Governance Committee is now made up entirely of independent members of the Board of Directors.

      "The Company has always valued good corporate governance practices," stated James J. Stebor, the Company's President and Chief Executive Officer. Mr. Stebor continued, "The Company's Corporate Governance Guidelines and the Code of Ethics and Business Conduct solidify the Company's emphasis on an honest and trustworthy corporate culture, which in turn bolsters employee moral and customer trust and serves the long-term interests of our stockholders."

      The Corporate Governance Guidelines, the Code of Ethics and Business Conduct and the Company's adoption of a charter for its Nomination and Governance Committee are consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the proposed requirements of the Nasdaq Stock Market. Additionally, the Company's latest governance initiatives confirm the Board's intent to adhere to the highest corporate governance standards and to strengthen its oversight role. The Corporate Governance Guidelines include, among others, criteria for the size and composition of the Board, guidelines relating to committee membership and structure, and a framework for management evaluation and succession planning, among other guidelines.

      The Company intends to make its Corporate Governance Guidelines, Code of Ethics and Business Conduct and Nomination and Governance Committee Charter publicly available by including such documents on a Form 8-K to be filed with the Securities and Exchange Commission in the near future.

      First Federal Bancshares, Inc. is the parent of First Federal Bank. First Federal Bank provides community banking services through its eight offices in west-central Illinois and northeastern Missouri.



Contact:
James J. Stebor
President and CEO
(217) 224-8686